UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 6, 2005

LAM RESEARCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-12933 (Commission File Number)	94-2634797 (IRS Employer Identification Number)

4650 Cushing Parkway
Fremont, California 94538
(Address of principal executive offices including zip code)

(510) 572-0200
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.
Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Item 9.01. Financial Statements and Exhibits
SIGNATURES

Item 1.02. Termination of a Material Definitive Agreement.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Payment of guaranteed residual value for vacated properties to lessor upon sale of the properties.

     On June 6, 2005, Lam Research Corporation (“Lam” or the “Company”) received a notice of approval from a designated buyer under a contract to purchase two properties at its Fremont, California campus. Lam had vacated these properties in connection with previously disclosed restructuring plans. The properties being purchased are two of four properties currently leased by Lam from SELCO Services Corporation under the Amended and Restated Master Lease and Deed of Trust, dated as of June 1, 2003, between SELCO, as lessor, and Lam, as lessee (the “Master Lease”) and the related Participation Agreement among Lam, SELCO, and Key Equipment Finance, Inc. (formerly known as Key Corporation Capital Inc.), as lender and administrative agent.

     Pursuant to the lease and participation agreements, Lam’s obligation to the lessor for the properties being purchased by the designated buyer is $27.4 million. The net proceeds of the sale, equal to approximately $10.0 million, shall be applied against this obligation. The remainder of the obligation, Lam’s remaining guaranteed residual value of the two properties of approximately $17.4 million, will be paid by Lam. The amounts in the cash collateral account maintained by Lam relating to the two purchased properties being purchased in the amount of approximately $27.4 million will be released to Lam. Upon contacting the lessor regarding the marketing of the two properties subject to the transaction during Lam’s fiscal quarter ended March 27, 2005, the Company recognized additional liabilities as reported in its Quarterly Report on Form 10-Q filed on May 5, 2005. The Company does not believe there will be any material adjustments as a result of the transaction reported in this Current Report on Form 8-K.

     Following the transaction, Lam will continue to lease two properties at its Fremont, California campus that are subject to the June 2003 lease and two additional properties pursuant to a separate March 2003 lease with SELCO. The transaction does not affect these remaining properties.

     Following discharge of the Company’s guaranteed residual value obligations at the closing of the property sale, the Company will continue to guarantee aggregate residual values of $75.0 million for the remaining properties subject to the March 2003 and June 2003 leases. The Company shall continue to maintain cash collateral of $85.0 million pursuant to the March 2003 and June 2003 leases in separate, specified interest-bearing accounts which is recorded as restricted cash in the Company’s consolidated balance sheet.

Termination of Lease Supplements under Master Lease in connection with transfer of properties by lessor.

     At the closing of the sale of the two properties, which is expected to occur during Lam’s current fiscal quarter ending June 26, 2005, the lessor shall deed the purchased properties to the buyer and Lam shall be released from its obligations under the June 2003 lease agreements with respect to the properties covered by Lease Supplements No. 4, No. 5, No. 6 and No. 7, each dated as of June 1, 2003, between Lam and the lessor. The remaining June 1, 2003 lease agreements shall continue in effect with respect to the two properties remaining subject to the Master Lease and the Participation Agreement.

Item 9.01. Financial Statements and Exhibits

10.86*	Amended and Restated Master Lease and Deed of Trust Between Lam Research Corporation and SELCO Service Corporation, dated as of June 1, 2003.
10.90*	Lease Supplement No. 4 Between Lam Research Corporation and SELCO Service Corporation, dated as of June 1, 2003.
10.91*	Lease Supplement No. 5 Between Lam Research Corporation and SELCO Service Corporation, dated as of June 1, 2003.
10.92*	Lease Supplement No. 6 Between Lam Research Corporation and SELCO Service Corporation, dated as of June 1, 2003.
10.93*	Lease Supplement No. 7 Between Lam Research Corporation and SELCO Service Corporation, dated as of June 1, 2003.
10.94*	Participation Agreement Between Lam Research Corporation and SELCO Service Corporation, and Key Corporate Capital Inc., dated as of June 1, 2003.

*	Incorporated by reference to Lam Research Corporation’s Annual Report on Form 10-K for the fiscal year ended June 29, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 10, 2005

LAM RESEARCH CORPORATION
By:	/s/ Mark S. Frey
Mark S. Frey
Vice President, Finance, and Corporate Controller